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                                                                    EXHIBIT 99.1


[VIASYSTEMS LOGO]


NEWS COPY                                       INFORMATION CONTACT:
                                                John S. Hastings
FOR IMMEDIATE RELEASE                           (314) 719-1831


             VIASYSTEMS GROUP, INC. REACHES FINANCIAL RESTRUCTURING
                      AGREEMENT WITH BANKS AND NOTEHOLDERS

Company Intends to Commence Solicitation to Effect Restructuring;

Customers and Suppliers to be Unaffected


ST. LOUIS, AUGUST 30, 2002 - Viasystems Group, Inc. today announced that it has reached final agreement with its bank lenders, Hicks, Muse, Tate & Furst Incorporated, and an Ad Hoc Committee of Bondholders regarding its previously announced financial restructuring. The restructuring will involve the exchange of approximately $740 million of Viasystems' debt into common and preferred stock. Upon completion of the restructuring, Viasystems' debt, net of cash, will decline from approximately $1.1 billion to approximately $380 million and interest will be reduced by approximately $70 million annually. The parties to the restructuring agreement include all of Viasystems bank lenders, holders of 100% of Viasystems' 14% Senior Notes and holders of 72.8% of Viasystems' 9.75% Senior Subordinated Notes.

Viasystems expects to commence the formal process of soliciting consents from creditors for the restructuring today. Once the necessary consents are received, the financial restructuring will be finalized through a voluntary prepackaged bankruptcy proceeding under Chapter 11 of the U.S. Bankruptcy Code. That proceeding is expected to be filed in late September, with the objective of consummating the restructuring in mid-November.

Viasystems has now secured sufficient agreements to the restructuring to meet the requirements of the Bankruptcy Code for confirmation of the restructuring plan. Viasystems will continue business as usual through its operating subsidiaries, which will not be party to the reorganization proceeding. Consequently, it is anticipated that customers, employees and suppliers will not be affected by the restructuring.

         "Viasystems has voluntarily chosen a pre-packaged, court-assisted reorganization as the means to complete our recapitalization with the most speed and certainty possible," said David M. Sindelar, Viasystems' chief executive officer. "Today's announcement represents the final ingredient needed to complete the recapitalization, and this strategy benefits our customers, suppliers and employees," Sindelar said.



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"We are also grateful to our senior lenders, noteholders and Hicks, Muse, Tate &
Furst, all of whom have agreed to support our restructuring plan. Their support is truly a vote of confidence in our business model, our management team and our prospects," Sindelar said.

Under the terms of the restructuring, Viasystems' senior secured bank debt will be reduced to approximately $450 million ($370 million net of estimated cash) through repayments from $77.4 million in proceeds from sales of senior convertible preferred stock and common stock representing in the aggregate up to 23.5% of the company's fully diluted common stock (excluding a management incentive plan and warrants issued pursuant to the plan). Viasystems' 14% Senior Notes will be exchanged for junior preferred stock with a liquidation preference of $120.1 million and 6.3% of the company's common stock, determined on a fully diluted basis (excluding a management incentive plan and warrants issued pursuant to the plan). Viasystems' 9.75% Senior Subordinated Notes will be exchanged for up to 70.2% of the company's common stock, determined on a fully diluted basis (excluding a management incentive plan and warrants issued pursuant to the plan). Subject to approval of the plan by the general unsecured creditors of Viasystems Group, Inc., such creditors will receive in exchange for their claims warrants to purchase 0.6% of the company's common stock, determined on a fully diluted basis, and the holders of Viasystems' existing Series A Preferred Stock will receive warrants to purchase 5.4% of the company's common stock, determined on a fully diluted basis (in each case excluding a management incentive plan). The exercise price of the warrants will be based on a $1.15 billion total enterprise value. Viasystems' existing common stock, options and warrants will be cancelled and will not receive any distribution in the restructuring.

Viasystems has secured commitments from its senior lenders for $37.5 million of working capital financing that will be available during the reorganization proceeding. Upon completion of the recapitalization, Viasystems will have a cash balance of approximately $80 million and a new revolving credit facility of up to $62 million.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the federal securities laws, and these statements are based upon Viasystems' current expectations and assumptions, which are inherently subject to various risks and uncertainties that could cause actual results to differ from those anticipated, projected, or implied. Certain factors that could cause actual results to differ include any unanticipated difficulties in consummating the plan of restructuring, fluctuations in operating results and customer orders, a competitive environment, reliance on large customers, risks associated with international operations, ability to protect patents and trade secrets, environmental laws and regulations, relationship with unionized employees, risks associated with acquisitions, substantial indebtedness, control by large stockholders and other factors described in Viasystems' filings with the Securities and Exchange Commission.

ABOUT VIASYSTEMS

Viasystems Group, Inc. is a leading global EMS provider with more than 18,000 employees in eight countries, supplying customers in the telecommunications, networking, automotive and consumer electronics industries.


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